Exhibit 10.1

G-III Apparel Group, Ltd.
2015 long-term INCENTIVE PLAN
restricted stock unit agreement

AGREEMENT, made as of the 16th day of March, 2021, between G-III APPAREL GROUP, LTD. (the “Company”) and __________________ (the “Participant”), pursuant to the G-III Apparel Group, Ltd. 2015 Long-Term Incentive Plan (the “Plan”). Capitalized terms that are used but not defined in this Agreement shall have the meanings given to them by the Plan.

1.Restricted Stock Unit Award. In accordance with the Plan, the Company hereby grants to the Participant ______ restricted stock units (“RSUs”). Each RSU represents the right to receive one share of the Company’s common stock (a “Share”), subject to the terms and conditions of this Agreement and the Plan.

2.Vesting Conditions. Participant’s right to receive the Shares covered by this Agreement shall become vested with respect to all of the Shares on April 1, 2024, subject to the Participant’s continuous employment or other service with the Company through the applicable vesting date.

3.Settlement of RSUs If and when RSUs become vested, the Participant will have the right to receive a corresponding number of whole Shares from the Company in full settlement of such vested RSUs. Such Shares will be issued and delivered in certificated or electronic form as soon as practicable (but not more than 90 days) after the applicable RSU vesting date, subject to any applicable tax withholding and other conditions set forth in the Plan, this Agreement and/or applicable law.

4.Termination of Employment or Service. Upon the termination of the Participant’s employment or other service with the Company, any unvested RSUs then covered by this Agreement shall be canceled and the Participant shall have no further rights with respect thereto.

5.No Rights as a Shareholder. The Participant shall have no ownership or other rights of a stockholder with respect to Shares underlying the RSUs (including any right to receive dividends or to vote such Shares) unless and until such Shares are issued to the Participant in settlement of vested RSUs.

6.Tax Withholding. Prior to any settlement of vested RSUs, the Participant shall be required to pay or make adequate arrangements satisfactory to the Company for the payment of all applicable tax withholding obligations. The Participant hereby authorizes the Company to satisfy all or part of the amount of such tax withholding obligations by deducting such amount from cash compensation or other payments that would otherwise be owed to the Participant. The Committee, acting in its sole discretion and pursuant to applicable law, may permit the Participant to satisfy any such tax withholding obligations with Shares that would otherwise be issued to the Participant in settlement of vested RSUs, and/or with previously-owned Shares held by the Participant. The amount of the Participant’s tax withholding obligation that is satisfied in Shares, if any, shall be based upon the Fair Market Value of the Shares on the date such Shares are delivered or withheld.

7.Restrictions on Transfer. Except as otherwise permitted by the Committee acting in its discretion under the Plan, the RSUs and the Participant’s right to receive Shares in settlement of vested RSUs may not be sold, assigned, transferred, pledged or otherwise alienated or disposed of (except by will or the laws of descent and distribution), and may not become subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.

8.No Other Rights Conferred. Nothing contained herein shall be deemed to give the Participant a right to be retained in the employ or other service of the Company or any affiliate or affect the right of the Company and its affiliates to terminate or amend the terms and conditions of the Participant’s employment or other service.

9.Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof.

10.Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.

12.Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.

13.Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement.

G-III APPAREL GROUP, LTD.

By: _________________________

____________________________
[Participant]